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                                                                    EXHIBIT 23.1
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                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the registration statements of Prentiss Properties Trust on Form S-3 (File No. 333-38079) and Form S-8 (File No. 333-20329) of our reports dated (i) October 20, 1997 on our audit of the combined statement of revenues and certain operating expenses of the Silicon Valley Properties, (ii) February 6, 1998 on our audits of the combined statement of revenues and certain operating expenses of the Newport National Properties, and the statement of revenues and certain operating expenses of the Carrara Place Property, all of which reports are included in this Current Report on Form 8-K.



Dallas, Texas
February 10, 1998